EXHIBIT 5.01

                          GENERAL COUNSEL OPINION



                                                                  Exhibit 5.01




                         [General Counsel Opinion]


May 13, 1998

Ingram Micro Inc.
1600 E. St. Andrew Place
Santa Ana, CA  92705

Ladies and Gentlemen:

     I am the General Counsel of Ingram Micro Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 3,000,000 shares (the "Shares") of the Company's Class A Common Stock, par value $0.01 per share, issuable pursuant to the Company's 1998 Employee Stock Purchase Plan (the "Plan").

     I have examined originals or copies of such documents, corporate records and other instruments as I have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, assuming the due execution and delivery of certificates representing the Shares, I am of the opinion that the Shares deliverable pursuant to the Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and assessable.

     I am licensed to practice law in the States of California, Tennessee and Texas, and the foregoing opinion is limited to the laws of such states, the federal laws of the United States of America and the General
Corporation Law of the State of Delaware.

     I consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

                                        Very truly yours,



                                        James E. Anderson, Jr.
                                        Senior Vice President, Secretary
                                        and General Counsel